AGREEMENT

AGREEMENT, dated as of June 26, 2007 (the “Agreement”), by and among Air Brook Airport Express, Inc., a Delaware Corporation (the “Company”), Donald M. Petroski (“Donald”), Jeffrey M. Petroski (“Jeffrey”), Barbara Petroski (“Barbara”), Air Brook Limousine, Inc., a New Jersey corporation, (“ABL”) and Lextra Management Group, Inc., a Delaware corporation (the “Purchaser”). The Company, Donald, Jeffrey, Barbara, ABL and the Purchaser are referred to herein as a “Party” and collectively, as the “Parties”. Donald, Jeffrey, Barbara and ABL are each individually referred to as a “Selling Party” or collectively the “Selling Parties”

PREAMBLE

The Selling Parties are the owners of an aggregate of 1,165,397 shares of common stock of the Company (“Sellers Shares”), as set forth next to their respective names on Schedule A, hereto annexed. The Selling Parties own, in the aggregate, approximately 51.2% of the issued and outstanding capital stock of the Company, as of the date hereof.

At the Closing, as set forth in this Agreement:

(a) The Selling Parties shall sell and the Purchaser shall acquire from the Selling Parties, the Sellers Shares for the sum of One Hundred One Thousand ($116,500) Dollars; and

(b) Pursuant to an assignment and assumption agreement of even date herewith, the Purchaser shall acquire from ABL an account receivable due from the Company and payable to ABL by the Company, described in the Company’s financial reporting as “Due to Affiliates” in an amount not greater than Three Hundred Forty Thousand ($340,000) Dollars; and

(c) The Purchaser shall pay the Selling Parties a total sum of Forty Three Thousand Five Hundred ($43,500) Dollars in consideration of legal and other fees incurred by them in connection with this transaction.

The obligations of the Purchaser are based upon the assumption that at the Closing the Company will have no material assets and will be free and clear of any material liabilities or claims of any description, other than the aforementioned “Due to Affiliates” amount which will in no event be greater than the agreed amount of Three Hundred Forty Thousand ($340,000) Dollars at the Closing Date.

 NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the adequacy and sufficiency of which are deemed appropriate by the Parties, the Company, the Selling Parties and the Purchaser hereby agree as follows:

1.	Purchase of the Selling Parties’ Shares:

(a) At the Closing, the Selling Parties shall sell, transfer, convey and deliver to the Purchaser the Selling Parties Shares at the Purchase Price set forth in Section 1 (b), below.

(b) The Purchase Price for the Selling Parties Shares being purchased by the Purchaser herein shall be One Hundred Sixteen Thousand Five Hundred ($116,500) Dollars, payable at the Closing by the Purchaser by wire transfer or by Bank Cashier’s check in Federal funds to Selling Parties Representative, described in Section 4, below.

2.	Assignment of Amount Due to Affiliate:

(a) At the Closing, ABL shall assign, transfer and deliver to the Purchaser an Account Receivable due to ABL from the Company (the “Receivable”) in an amount not to exceed Three Hundred Forty Thousand ($340,000) Dollars. This Receivable due from the Company to ABL is described as “Due to Affiliate” on the Company’s Balance Sheet.

(b) The Purchase Price for the Receivable held by ABL shall be equal to the amount due to ABL by the Company at the date of Closing, provided however that in no event will such amount exceed Three Hundred Forty Thousand ($340,000) Dollars, payable at the Closing by the Purchaser by wire transfer to ABL or by Bank Cashier’s check in Federal Funds.

3.	Payment of Legal and Other Fees:

At the Closing, the Purchaser shall pay to the Selling Parties Representative, on behalf of the Selling Parties, the sum of Forty Three Thousand Five Hundred ($43,500) Dollars by wire transfer or by Bank Cashier’s check in Federal Funds, as payment for certain legal and accounting fees incurred by them for the execution of this transaction.

4.	Selling Parties Representative:

Each of the Selling Parties named and described in this Agreement do hereby unconditionally and irrevocably constitute, designate and appoint Donald M. Petroski as his, her or its Selling Parties Representative and by this declaration do hereby grant Donald M. Petroski full and complete authority to act on behalf of each and all of the Selling Parties in matters relating to this Agreement and the transactions contemplated hereby.

5.	The Closing.

(a) General. The closing of the transactions contemplated in this Agreement, all of which transactions shall all occur contemporaneously (the “Closing”), shall take place at the offices of the Company, or at such other place and at such other time as the Parties hereto shall mutually agree, or, with the mutual agreement of all of the parties, by exchange of documents among the Parties, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated herein (other than conditions with respect to actions the Parties will take at the Closing itself) on July , 2007 but not earlier than the eleventh day after the due filing of Form 14f-1 set forth and described in Section 11 (d) herein, or such other date as the Purchaser and the Selling Parties may mutually determine (the “Closing Date”).

(b) Escrow.

(i) Contemporaneous with the execution of this Agreement, Purchaser shall deposit with Richard H. Weisinger, Esq. (The “Escrow Holder”) the amount of Fifty Thousand ($50,000.00) Dollars as a good faith non-refundable deposit (the “Cash Deposit”) to be held by the Escrow Holder in an Attorney Escrow Account at the Sterling National Bank, New York, New York pursuant to the terms of an Escrow Agreement, dated as at the date hereof among the Parties hereto and the Escrow Holder and annexed hereto and incorporated by reference herein as Exhibit “A.” The non-refundable Cash Deposit shall be paid to the Sellers Representative, for and on behalf of the Selling Parties in the event that the Purchaser shall not fulfill its obligations pursuant to Sections 1-3, above, unless the Purchaser is precluded from fulfilling its obligations hereunder as a result of the actions or inactions of the Selling Parties, in which event the Cash Deposit shall be returned to the Purchaser. In the event the transactions contemplated by this Agreement are consummated, the non-refundable Cash Deposit shall be delivered to the Sellers Representative and deducted from that part of the Purchase Price to be paid by Purchaser pursuant to Section 1, herein.

(ii) Contemporaneous with the execution of this Agreement, the Selling Parties shall deliver to the Escrow Holder share certificates of the Company (the ”Certificates”) representing all of the Selling Parties Shares as set forth and described in the Escrow Agreement annexed hereto as Exhibit A among the Escrow Holder, the Selling Parties and the Purchaser. Pursuant to the Escrow Agreement, the Certificates will be held in escrow until (A) the Closing at which time the Escrow Holder shall deliver the Certificates to the Purchaser coincident with the fulfillment of all of the obligations of the respective Parties hereto at the Closing; or (B) as otherwise provide in the Escrow Agreement.

(iii) At the Closing the Parties shall execute and deliver each and all of the agreements, documents and instruments set forth and described in Section 12 herein; and upon delivery of the Cash Deposit and the Certificates, the Escrow Agreement shall terminate.

6.	Representations and Warranties of the Selling Parties.

The Selling Parties individually represent and warrant to the Purchaser that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6).

(a) Each of the Selling Parties has the power and authority to execute, deliver and perform such Selling Parties obligations under this Agreement and to sell, assign, transfer and deliver to the Purchaser his, her or its respective Sellers Shares, as contemplated hereby. No permit, consent, approval or authorization of, or declaration or registration with any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by any of the Selling Parties to this Agreement and the consummation of the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by any of the Selling Parties will violate or result in a breach of any term or provision of any agreement to which that Selling Party is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of that Selling Party’s obligations under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to that Selling Party’s or any of the Selling Party’s properties or assets.

(c)  This Agreement has been duly and validly executed by each Selling Party, and constitutes the valid and binding obligation of each Selling Party and the Company, enforceable against each Selling Party and the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by limitations, on the availability of equitable remedies.

(d) Each of the Sellers Shares are owned beneficially and of record by such Selling Party in the amounts specified on Schedule A and are validly issued and outstanding, fully paid for and non-assessable with no personal liability attaching to the ownership thereof, free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, “Liens”), and upon delivery of the Sellers Shares to the Purchaser, the Purchaser will acquire good, valid and marketable title thereto free and clear of all Liens. None of the Selling Parties is a party to any option, warrant, purchase right, or other contract or commitment that could require that Selling Party to sell, transfer, or otherwise dispose of any capital stock of the Company, other than pursuant to this Agreement. None of the Selling Parties is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

7.	Representations and Warranties of the Company.

(a) The Company is a corporation in good standing duly incorporated in the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. At the Closing, the Company shall have no subsidiaries and shall not control any other subsidiaries, directly or indirectly, or have any direct or indirect equity participation in any other entity.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or compliance with the terms and conditions hereof by the Company will violate or result in a breach of any term or provision of any agreement to which the Company is bound or is a party, or the Company’s Certificate of Incorporation or By-Laws, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of the Company under any existing agreement or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

(c) This Agreement has been duly and validly executed by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally or by limitations, on the availability of equitable remedies.

(d) The Company’s authorized capital stock, as of the date of this Agreement and as of the Closing, consists of 98,800,000 shares of Common Stock, $0.0001 par value per share, of which 2,277,922 shares are issued and outstanding and 1,200,000 shares of Preferred Stock $.0001 par value per share, none of which are issued and outstanding. On March 9, 2007 ABL delivered an aggregate of 150,000 shares of its Common Stock to the Company, and the Company delivered all of the shares that it owned in A.B. Park & Fly, Inc., the Company’s wholly owned subsidiary, to a newly organized wholly owned subsidiary of ABL. The Company then delivered the said 150,000 shares of its Common Stock to its Transfer Agent for cancellation as outstanding shares of the Company. The Company has not reserved any shares of its Common Stock for issuance upon the exercise of options, warrants or any other securities that are exercisable or exchangeable for, or convertible into, Common Stock.

All of the issued and outstanding shares of the Company’s Common Stock are validly issued, fully paid and non-assessable and have been issued in compliance with applicable laws, including, without limitation, applicable federal and state securities laws.

There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities exercisable or exchangeable for, or convertible into, capital stock of the Company, nor is the Company committed to issue any such option, warrant, right or security. Except as otherwise provided for in this Agreement, there are no agreements relating to the voting, purchase or sale of capital stock (i) between or among the Company and any of its stockholders, (ii) between or among any Selling Party and any third party, or among the Selling Parties and any of the Company’s stockholders. The Company is not a party to any agreement granting any stockholder of the Company the right to cause the Company to register shares of the capital stock of the Company held by such stockholder under the Securities Act. To the best of the Company’s knowledge, the stockholder list provided to the Purchaser is a shareholder list generated by its transfer agent, as at the date set forth therein, and such list reflects the issued and outstanding shares of the Company’s Common Stock, as reported by the transfer agent.

(e) The Company‘s Certificate of Incorporation or By-Laws do not have any restrictions in place relative to its ability to implement any reverse split of its common stock.

(f) Except for the Receivable due from the Company to ABL, which shall be assigned to the Purchaser at the Closing, as of the date hereof and as of the Closing Date the Company will not have total Liabilities of more than One Thousand ($1,000.00) Dollars, (except for accrued expenses incurred in connection with the within transaction which Liabilities will be part of the debt due from the Company to ABL, and which will be paid off at or prior to the Closing and shall in no event become the Liability of the Purchaser or remain a Liability of the Company following the Closing.

(g) There is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding that is pending or, to any Selling Parties’ knowledge, threatened against the Company.

(h) During the period from April 30, 2002 through April 30, 2007, the Company has filed or furnished (i) all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) by the Company (all such documents, as amended or supplemented, are referred to collectively as, the “Company SEC Documents”) and (ii) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley act of 2002) with respect to any applicable Company SEC Document (collectively, the “SOX Certifications”). The Company has made available to the Purchaser all SOX Certifications and comment letters received by the Company from the staff of the SEC and all responses to such comment letters by or on behalf of the Company. Each of the audited financial statements and related schedules and notes thereto and unaudited interim financial statements of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Documents (or incorporated therein by reference) were prepared in accordance with the standards of Public Company Accounting Oversight Board (United States), as set forth in the Report of Independent Registered Public Accounting Firm in the Company SEC Documents heretofore furnished to the Purchaser (except in the case of interim unaudited financial statements) except as noted therein, and fairly present in all respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be adverse) and, such financial statements complied as to form as of their respective dates in all respects with applicable rules and regulations of the SEC. To the best of the Company’s knowledge, no financial statements of any Person not already included in such financial statements are required to be included in the consolidated financial statements of the Company. As of their respective dates, each of the Company SEC Documents was prepared in accordance with and complied with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder. Neither the Company nor, to the Company’s knowledge, any of its officers has received notice from the SEC or any other governmental authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of the SOX Certifications, which has not been adequately responded to.

(i)  The Company has properly and timely filed all Federal, state and local tax returns and has paid all taxes, assessments and penalties due and payable. All such tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns. There are no present, pending, or threatened audit, investigations, assessments or disputes as to taxes of any nature payable by the Company or any of its subsidiaries, nor any tax liens whether existing or inchoate on any of the assets of the Company or any of its subsidiaries, except for current year taxes not presently due and payable. No IRS or foreign, state, county or local tax audit is currently in progress. Neither the Company nor any of its subsidiaries has waived the expiration of the statute of limitations with respect to any taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any tax return or to pay taxes shown to be due on any tax return.

(j)  The Company does not have any ongoing operations, does not employ any employees and does not maintain any employee benefit or stock option plans.

(k)  Except as set forth in Sections 7(d) and 11(b), since April 30, 2007, there has not been any event or condition of any character which has adversely affected, or may be expected to adversely affect, the Company’s business or prospects, including, but not limited to any adverse change in the condition, assets, liabilities or business of the Company from that shown in the financial statements of the Company included in its annual report on Form 10-KSB filed for the fiscal year ended October 31, 2006 and Form 10-QSB filed for the quarter ended January 31, 2007 and April 30, 2007.

(l)  The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all governmental authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply. To the knowledge of each Selling Party, neither the Company, nor any officer, director, employee, consultant or agent of the Company has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any governmental official, customer or supplier for the purpose of influencing any official act or decision of such official, customer or supplier or inducing him, her or it to use his, her or its influence to affect any act or decision of a governmental authority or customer, under circumstances which could subject the Company or any officers, directors, employees or consultants of the Company to administrative or criminal penalties or sanctions.

(m)  No representation or warranty by the Company in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

8.	Representations and Warranties of the Purchaser.

Purchaser represents and warrants to the Company and the Selling Parties, as follows:

(a) The Purchaser is a corporation in good standing duly incorporated in the State of Delaware. The Purchaser is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. The Purchaser has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on its business. The Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

(b) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, or compliance by the Purchaser with the terms and conditions hereof will violate, or conflict with, or result in a breach of any provision of, or constitute a default under or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of any material note, bond, indenture, mortgage, deed or trust, license, lease, agreement or other instrument or obligation to which he is a party or by which he or any of his properties or assets may be bound or affected or violate any material order, writ, injunction, decree, statute, rule or regulation nor breach or violate any Laws, rules or regulations of the United States, and the rules and regulations promulgated by the SEC, which may be applicable to Purchaser or any of its properties or assets, except for such violations which, in the aggregate, are immaterial and do not have any material adverse financial effect on Purchaser.

(c) This Agreement has been duly and validly executed by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforceability of creditor's rights generally or by limitations, on the availability of equitable remedies.

(d) The Purchaser is acquiring the Sellers Shares for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act. Purchaser agrees not to sell or otherwise transfer the Sellers Shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available and shall promptly file or cause to be filed any and all filings, forms, documents and instruments necessary for the Purchaser to be in compliance with all Federal and state Securities Acts, laws, rules and regulations. The Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of acquiring the Sellers Shares and ABL’s Account Receivable.

(e) No permit, consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority or the consent of any third party is required in connection with the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby.

(f) The Purchaser will have furnished to the Selling Parties a true and correct copy of its financial statements for the past three (3) fiscal years together with a Balance Sheet dated within thirty (30) days prior to the date hereof covering the last prior fiscal quarter setting forth that the Purchaser has sufficient net worth to consummate the transactions contemplated by this Agreement and such other financial statements as shall be necessary to comply with the filing requirements under the Securities Act.

(g) The Purchaser is acquiring the Account Receivable from ABL for its own account and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act.

(h) There is no legal, administrative, investigatory, regulatory or similar action, suit, claim or proceeding that is pending or, to the Purchaser’s knowledge, threatened against the Purchaser.

(i) The Purchaser has properly and timely filed all Federal, state and local tax returns and has paid all taxes, assessments and penalties due and payable. All such tax returns were complete and correct in all respects as filed, and no claims have been assessed with respect to such returns. There are no present, pending, or threatened audit, investigations, assessments or disputes as to taxes of any nature payable by the Purchaser or any of its subsidiaries, nor any tax liens whether existing or inchoate on any of the assets of the Purchaser or any of its subsidiaries, except for current year taxes not presently due and payable. No IRS or foreign, state, county or local tax audit is currently in progress. Neither the Purchaser nor any of its subsidiaries has waived the expiration of the statute of limitations with respect to any taxes. There are no outstanding requests by the Purchaser or any of its subsidiaries for any extension of time within which to file any tax return or to pay taxes shown to be due on any tax return.

(j) No representation or warranty by the Purchaser in this Agreement, nor in any certificate, schedule or exhibit delivered or to be delivered pursuant to this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

9.	Due Diligence.

The Purchaser has been furnished with Company documents and instruments and in addition has conducted its own intensive due diligence investigation relative to the Company and the representations, warranties and covenants of the Selling Parties and the Company. The Purchaser hereby acknowledges and agrees that it has received all requisite documents and instruments necessary for the Purchaser to have completed its due diligence all of which has been furnished to Purchaser to Purchaser’s complete satisfaction within the due diligence period and all Due Diligence has been complied with.

10.	Payments at Closing; Brokers; Finders.

There are no Brokers or Finders involved in this transaction and none of the Parties shall be responsible for the payment of any Brokers or finders’ fees other than as specifically set forth herein. Other than the foregoing, none of the Selling Parties nor the Company, nor any of their respective directors, officers or agents on their behalf, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement. The Purchaser has not engaged any Brokers or Finders in connection with this transaction.

11.	Pre-Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing Date:

(a) Each of the Parties has used his or its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 13 below).

(b) Divestiture of Subsidiary. In March, 2007, the Company’s wholly owned subsidiary, A.B. Park & Fly, Inc. (“ABPF”) was merged with and into a wholly owned subsidiary of ABL, wherein the separate existence of ABPF ceased, in consideration for which ABL delivered to the Company One Hundred Forty Thousand (150,000) shares of the Company’s Common Stock, which the Company cancelled as issued and outstanding shares. The Company filed a Form 8-K with the Securities and Exchange Commission (the “SEC”) to reflect the transaction.

(c) Form 8-K Filing; Notices and Consents.

(i)  Concurrent with the execution of this Agreement, the Company shall cause a Form 8-K to be filed with the U.S. Securities and Exchange Commission with respect to its having entered into this material definitive agreement and to disclose the material terms set forth in this Agreement. Each of the Parties will (and the Selling Parties will cooperate with the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governmental authorities necessary in order to consummate the transactions contemplated hereby.

(ii) The Purchaser acknowledges that it may be required to file documents, instruments, financial statements and other disclosure documents in compliance with the Securities Act in order to effect the transaction contemplated by this Agreement.

(d) The Parties acknowledge that SEC Rule 14f-1 under the Securities Exchange Act may require that an information statement containing certain specified disclosures be filed with the Securities and Exchange Commission and mailed to the Company’s shareholders at least 10 days before any person designated by the Purchaser can become a director of the Company. The Purchaser and the Selling Parties agree to cooperate fully with the Company in the preparation and filing of such information statement and to provide all information therefor respectively needed from them in a timely manner, so as not to cause undue delay in the filing of the information statement or any amendment thereto. The Parties agree that the filing and mailing to shareholders of Form 14f-1 shall occur on the date following the signing of this Agreement or as soon thereafter as is practicable, but no later than ten (10) days from the date hereof. If the Purchaser fails or refuses to comply with the foregoing, the Sellers Representative, acting on behalf of the Selling Parties, shall have the immediate right to cancel this Agreement and direct the Escrow Holder to deliver the Cash Deposit to the Sellers Representative for and on behalf of the Selling Parties. If the Selling Parties fail or refuse to comply with the foregoing, the Purchaser shall have the immediate right to cancel this Agreement and direct the Escrow Holder to deliver the Cash Deposit to the Purchaser.

(e) Operation of Business. The Selling Parties will not cause or permit the Company to take any action, or enter into any transaction except for ministerial matters necessary to maintain the Company in good standing and to arrange for the filing of all necessary reports required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Without limiting the generality of the foregoing, the Selling Parties will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock except as otherwise expressly specified herein, (ii) issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (iii) make any capital expenditures, loans, or incur any other obligations or liabilities, (iv) enter into any agreements involving expenditures individually, or in the aggregate, of more than $1,000 (other than agreements for professional services which will be paid in full at or prior to the Closing), (v) enter into any agreement or incur any other commitment or (vi) otherwise engage in any practice, take any action, or enter into any transaction that is inconsistent with the transactions contemplated hereby.

(f) Notice of Developments. The Selling Parties will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the representations and warranties in Sections 6 and 7, above. No disclosure by any Party pursuant to this Section 11, however, shall be deemed to amend or supplement the disclosures contained in the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. None of the Selling Parties or the Company shall, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any of the Selling Parties Shares or any capital stock or other voting securities, or any assets (including any acquisition structured as a merger, consolidation, or share exchange) of the Company or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. None of the Selling Parties will vote the shares of the Company’s Common Stock held by them in favor of any such acquisition structured as a merger, consolidation, or share exchange.

12	Documents to be Delivered at the Closing:

(a) As to the Selling Parties and the Company:

(i)  The Escrow Holder, acting on behalf of the Selling Parties, shall deliver to Purchaser share certificates representing the Sellers Shares, duly endorsed with Medallion Guarantee affixed, together with a Bill of Sale evidencing the sale to Purchaser of One Million One Hundred Sixty Five Thousand Three Hundred Ninety Seven (1,165,397) shares of Company Common Stock.

(ii) ABL shall deliver to the Purchaser an Account Receivable Assignment and Assumption Agreement signed by ABL as the Assignor, the Purchaser as Assignee and the Company acknowledging and accepting its obligation under the Assignment and Assumption Agreement; together with a release signed by ABL evidencing payment for the Assignment.

(iii) The Selling Parties shall deliver the Certificate specified in Section 13 (a) (vi) of this Agreement.

(iv) Special Counsel to the Company shall deliver the opinion of counsel on behalf of the Company, specified in Section 13 (a)(vii) herein.

(v) The Company shall deliver resignations of Messrs. Donald M. Petroski and Jeffrey M. Petroski as Directors of the Company as specified in Section 13(a)(viii), herein; and resignations of Donald M. Petroski as President and Jeffrey M. Petroski as Secretary and Treasurer of the Company at the Closing herein.

(vi) The Company shall deliver a Secretary’s Certificate, annexed to which shall be a true and correct copy of the Certificate of Incorporation and By-Laws of the Company as at the Closing Date and a resolution of the Board of Directors authorizing this Agreement and the transactions contemplated thereby.

(vii) The Company shall deliver the corporate Minute Books, the corporate seal and related corporate documents and instruments contained in the minute books.

(viii) The Company shall deliver certificates of good standing of the Company from the Secretaries of State of the States of Delaware and New Jersey, respectively.

(b) As to the Purchaser:

(i) The Escrow Holder shall deliver the Cash Deposit to the Sellers Representative in the amount of Fifty Thousand ($50,000.00) Dollars as partial payment for the amount due under subsection (ii), below.

(ii) The Purchaser shall deliver payment of the balance of the Purchase Price in the amount of Sixty Six Thousand Five Hundred ($66,500.00) of the total Purchase Price of One Hundred Sixteen Thousand Five Hundred ($116,500) Dollars payable to the Sellers Representative by way of a wire transfer or bank cashier’s check in good Federal funds in payment for the One Million One Hundred Sixty Five Thousand Three Hundred Ninety Seven(1,165,397) shares of Common Stock referred to in the Section 12 (a)(i).

(iii) The Purchaser shall deliver payment to ABL by way of a wire transfer or Bank Cashier’s check in good Federal funds in the amount of Three Hundred Forty ($340,000) Dollars representing payment in full for the Account Receivable due and payable to ABL, which is being assigned to the Purchaser pursuant to the Assignment Agreement.

(iv) The Purchaser shall deliver payment to Sellers Representative by way of a wire transfer or Bank Cashier’s check in good Federal funds in the amount of Forty Three Thousand Five Hundred ($43,400) Dollars representing payment in full for the legal and accounting fees of the Selling Parties.

(v) The Purchaser shall deliver to the Sellers Representative a Balance Sheet and such other documents or instruments of the Purchaser reasonably requested by the Sellers Representative, dated within thirty (30) days prior to the date of this Agreement, pursuant to Section 8 (e) of this Agreement.

(vi) Purchaser shall deliver to Sellers Representative the documents and instruments required by Sections 11 (c) (ii) and 11 (d) herein.

(vii) The Purchaser shall deliver to the Sellers Representative a true and correct Resolution of the Board of Directors of the Purchaser authorizing this Agreement and the transactions contemplated thereby.

13.	Conditions to Obligation to Close.

(a) Conditions of Obligation of the Purchaser

The obligation of the Purchaser to consummate the transactions to be performed by the Purchaser in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Sections 6 and 7 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) each of the Pre-Closing Covenants set forth in Section 11, above shall have been satisfied;

(iii) the Selling Parties shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iv) the Company shall have procured all of the third party consents required in order to effect the Closing;

(v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Sellers Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi) the Selling Parties shall have delivered to the Purchaser a certificate to the effect that (A) each of the conditions specified above in Section 13(a)(i)-(v) is satisfied in all aspects, and (B) as of the Closing, except as otherwise provided in this Agreement, the Company has no Liabilities;

(vii) the Purchaser shall have received an opinion of counsel customary for transactions of this type that covers, among other things, that the Sellers Shares being delivered pursuant to this Agreement were validly issued, are fully paid and non-assessable and are being delivered to the Purchaser in a private transaction not involving any public offering in compliance with applicable Federal and state securities laws.

(viii) the Purchaser shall have received the resignations, effective as of the Closing Date, of each current director of the Company and the Purchaser shall have received the resignations, effective as of the Closing Date, of each officer of the Company. The Board of Directors of the Purchaser shall direct that the Designees specified by the Purchaser and named and described in Form 14f-1, as filed with the SEC shall be appointed as Directors of the Company and any officers of the Company who may be lawfully appointed to the newly designated Board of Directors of the Company shall be nominated and elected;

(ix) Except as otherwise set forth in this Agreement, there shall not have been any occurrence, event, incident, action, failure to act, or transaction since January 31, 2007 which has had or is reasonably likely to cause a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Company;

(x) The Purchaser has fully completed its business, accounting and legal Due Diligence review of the Company, and the results thereof are completely satisfactory to the Purchaser;

(xi) the Purchaser shall have received such pay-off letters and releases relating to Liabilities as they shall have requested and such pay-off letters shall be in form and substance satisfactory to the Purchaser;

(xii) the Purchaser shall have conducted UCC, judgment lien and tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company;

(xiii) the Company shall have delivered its Certificate of Incorporation and bylaws, both as amended to the Closing Date, certified by the Secretary of the Company, resolutions adopted by the Board of Directors of the Company authorizing this Agreement and the transactions contemplated hereby and the Company shall have delivered to the Purchaser the Company’s original minute book and corporate seal and all other original corporate documents and agreements;

(xiv) the Company shall deliver to the Purchaser a Certificate of Good Standing in respect of the Company issued by the Delaware Secretary of State dated no earlier than sixty (60) days prior to the Closing.

(xv) all actions to be taken by the Selling Parties in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser; and

(xvi) At the Closing, there shall be no more than 1,112,525 shares of the Company issued and outstanding other than shares held by the Purchaser on a pro-forma basis under this Agreement.

The Purchaser may waive any condition specified in this Section 13(a) at or prior to the Closing in writing executed by the Purchaser.

(b) Conditions to Obligation of the Selling Parties.

The obligations of the Selling Parties to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 8 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) each of the Pre-Closing Covenants set forth in Section 11, above shall have been satisfied;

(iii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Purchaser shall have delivered to the Sellers Representative a certificate to the effect that each of the conditions specified above in Section 13(b)(i)-(iv) is satisfied in all respects;

(vi) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers Representative.

(vii) The Purchaser shall have purchased from the Sellers an aggregate of One Million One Hundred Sixty Five Thousand Three Hundred Ninety Seven (1,165,397) shares of the Company’s Common Stock for which Purchaser shall have paid One Hundred Sixteen Thousand ($116,500) Dollars as provided for herein.

(viii) The Purchaser shall have paid ABL Three Hundred Forty Thousand ($340,000.00) Dollars and for which the Purchaser shall have acquired from ABL all of ABL’s interest in the “Due to Affiliates” obligation payable by the Company to ABL as provided for herein.

(ix) The Purchaser shall have paid the Selling Parties Forty Three Thousand Five Hundred ($43,500.00) Dollars for their legal and accounting fees.

(x) The Purchaser shall have procured and delivered to the Sellers Representative all of the third party consents required in order to effect the Closing.

(xi) There shall not have been any occurrence, event, incident, action, failure to act, or transaction that has had or is reasonably likely to cause a material adverse effect on the business, assets, properties, financial condition, results of operations or prospects of the Purchaser;

(xii) The Purchaser shall have delivered resolutions adopted by the Board of Directors of the Purchaser authorizing this Agreement and the Designations required hereunder;

(xiii) The Purchaser shall deliver to the Company a Certificate of Good Standing in respect of the Purchaser issued by the Delaware Secretary of State dated no earlier than sixty (60) days prior to the Closing.

(xiv) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company and the Selling Parties.

The Company and/or the Selling Parties Representative may waive, on behalf of each of the Selling Parties any condition specified in this Section 13(b) at or prior to the Closing in writing executed by the Company and/or the Selling Parties, as the case may be.

14.	Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties shall survive the Closing hereunder and continue in full force and effect for a period of one (1) year thereafter.

(b) Indemnification Provisions for Benefit of the Purchaser.

(i) The Selling Parties shall indemnify the Purchaser from and against any and all claims, liabilities, actions or matters which shall result in monetary damages to the Company for any Federal, state or local taxes of the Company with respect to any tax year or portion thereof ending prior to the Closing Date; and any monetary damages to the Company for any actions by the Selling Parties from the end of the Company’s most recent fiscal year to the Closing Date, provided that the Purchaser does not change the fiscal year of the Company at any time, or cause any event to occur which would result in a change of accounting practices or procedures or other circumstances so that the liability for any such actions before or on the Closing Date or thereafter can not be readily determined in which event Selling Parties or the Company shall not be liable for any damages whatsoever.

(ii) The Selling Parties shall indemnify the Purchaser from and against any claims, liabilities, actions or matters which result in monetary damages to the Company for actions brought by the SEC against the Selling Parties or any of them for their violation of any laws, rules or regulation promulgated by the SEC which occurred prior to the Closing Date.

(iii) If any third party shall commence an action relating to a Company matter that occurred prior to the Closing, the Purchaser shall notify the Sellers Representative on behalf of each and all of the Selling Parties in writing, without delay, setting forth the details of such claim and furnishing the Sellers Representative with a copy of any complaint or other moving papers relating thereto, to enable the Selling Parties to defend and respond to such claim or action. The Selling Parties shall indemnify and hold harmless the Purchaser from and against any such claims, liabilities, actions or matters which result in monetary damages against the Company, provided that such action directly relates solely to matters that occurred prior to the Closing and were not caused by the action or inaction of the Purchaser.

(c) Indemnification Provisions for Benefit of each and all of the Selling Parties.

(i) The Purchaser shall indemnify the Company and each and all of the Selling Parties from and against any and all claims, liabilities, actions or matters which shall result in monetary damages to any or all of Selling Parties and/or the Company (whether or not accrued or otherwise disclosed) for any Federal, state or local taxes of the Company with respect to any tax year or portion thereof ending subsequent to the Closing Date; and any monetary damages to any or all of the Selling Parties, and/or the Company for any actions by the Purchaser subsequent to the Closing Date.

(ii) The Purchaser shall indemnify each and all of the Selling Parties and the Company from and against any claims, liabilities, actions or matters which result in monetary damages to any or all of them or to the Company for actions brought by the SEC against the Purchaser or the Company in violation of any laws, rules or regulation promulgated by the SEC that occur subsequent to the Closing Date or otherwise relating to Purchaser’s actions or inactions or failures of disclosure.

(iii) If any third party shall commence an action relating to a Company matter that occurs subsequent to the Closing, the Purchaser shall notify the Sellers Representative for and on behalf of the Selling Parties in writing, without delay, setting forth the details of such claim and furnishing the Sellers Representative with a copy of any complaint or other moving papers relating thereto, to enable the Selling Parties to defend and respond to such claim or action if necessary. The Purchaser shall indemnify and hold harmless each and all of the Selling Parties from and against any such claims, liabilities, actions or matters which result in monetary damages to any or all of them, provided that such action relates to matters that occur subsequent to the Closing.

15.	Post-Closing Covenants.

The Parties agree as follows with respect to the period following the Closing.

(a) General. In the event at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any of the other Parties may reasonably request, all at the sole cost and expense of the requesting party. The Selling Parties acknowledge and agree that from and after the Closing the Purchaser will be entitled to possession of all reasonably available documents, books, records (including tax records), agreements, and financial data of any sort relating to the Company.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Section 14 herein).

(c) The Purchaser covenants and agrees that on the Closing Date or promptly thereafter, but no later than twenty (20) days after the Closing Date, it will cause the Company to change its name to another unrelated name in the States of Delaware and New Jersey and not to use the name “Air Brook” in any entity in any form nor at any time hereafter, hereby acknowledging that the name “Air Brook” is owned by and is the unconditional property right of ABL.

(d) Operation of Business. Commencing on the date of this Agreement and up to and including the Closing Date, the Purchaser and the Selling Parties shall not cause or permit the Company to take any action, or enter into any transaction except for ministerial matters necessary to maintain the Company in good standing and to arrange for the filing of all necessary reports required under the Securities Act and the Securities Exchange Act. Without limiting the generality of the foregoing, the Purchaser and/or the Selling Parties will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) issue, sell, or otherwise dispose of any of its capital stock, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, (iii) make any capital expenditures, loans, or incur any other obligations or liabilities, (iv) enter into any agreements involving expenditures individually, or in the aggregate, of more than $1,000 (v) enter into any agreement or incur any other commitment (vi) otherwise engage in any practice, take any action, or enter into any transaction that is inconsistent with the transactions contemplated hereby, or (vii) assist any person, or agree to assist any person, in taking the actions described in (i) through (vi) of this Provision.

16.	Termination.

Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) The Purchaser, the Company and the Selling Parties may terminate this Agreement by mutual written agreement of all of the parties at any time prior to the Closing;

(b) The Purchaser may terminate this Agreement by giving written notice to the Sellers Representative at any time prior to the Closing if (A) the aggregate of the Company’s Liabilities (except for the Receivable which is being acquired by the Purchaser), or any liabilities incurred by or resulting from the actions of the Purchaser, or as a result of this Agreement is equal to, or exceeds $1,000; (B) in the event the Selling Parties have breached any material representation, warranty, or covenant contained in this Agreement in any material respect and the Purchaser has notified the Sellers Representative of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach; (C) if the Closing shall not have occurred by reason of the failure of any condition precedent under Section 13 (a), hereof (unless the failure results primarily from the Purchaser themselves breaching any representation, warranty, or covenant contained in this Agreement).

(c) The Company and/or the Selling Parties may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and the Company, the Selling Parties and/or ABL, as the case may be, have notified the Purchaser of the breach, and the breach has continued without cure for a period of five (5) days after the notice of breach; or (B) if the Closing shall not have occurred by reason of the failure of any condition precedent under Section 13 (b), hereof (unless the failure results primarily from the Company, the Selling Parties or ABL themselves breaching any representation, warranty, or covenant contained in this Agreement). In any such event, the Selling Parties shall be entitled to and shall receive the Cash Deposit, as liquidated damages.

(d) Effect of Termination. Subject to the provisions of Section 15(d), above, the Company and/or the Selling Parties shall not terminate this Agreement unless prior to or accompanying any notice of termination delivered hereunder the Company and/or the Selling Parties have instructed the Escrow Holder to release the Cash Deposit to the Purchaser (unless the Termination is attributable to any breach of the Agreement by the Purchaser, or any actions or inaction of the Purchaser). If the Purchaser validly terminates this Agreement pursuant to Section 16 (b) herein, and such termination is not disputed by the Selling Parties, then the Selling Parties shall immediately notify the Purchaser and the Escrow Holder in writing that the Cash Deposit, held in escrow, may released to the Purchaser. Except as aforesaid and subject to the provisions of Section 13 above, if this Agreement validly terminates pursuant to this Section 16, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of a Party that is then in breach.

(e) Termination for Cause. In the event that the transaction would have closed but for the failure of the other party to close, then the party at fault shall reimburse the party not at fault party for its documented reasonable legal fees and related out-of-pocket expenses it has incurred in connection with the transaction not to exceed a maximum of $15,000.00. The parties agree that any damages payable on account of any breach of this Agreement shall be expressly limited to such amount. Notwithstanding the foregoing, the Fifty Thousand ($50,000.00) Dollar non-refundable Cash Deposit held by the Escrow Holder for the benefit of the Selling Parties shall be delivered to the Sellers Representative as liquidated damages, in the event or failure of the Purchaser to timely close and shall not be included in the $15,000.00 referred to above.

17.	Miscellaneous.

(a)  Facsimile Execution and Delivery. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

(b) Confidentiality; Press Releases and Public Announcements. Except as and to the extent required by law, no Party will disclose or use and will direct its representatives not to disclose or use any information with respect to the transaction that is the subject of this Agreement, without the consent of the other Parties; provided however, that the Purchaser shall be permitted to disclose this Agreement and such related information as is necessary, including information concerning the Company obtained through the Purchaser’s Due Diligence solely with its investment bankers, attorneys and accountants, who are also involved on a confidential basis. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Sellers Representative; provided, however, that the Company may make any public disclosure it believes in good faith is required by applicable law, rule or regulation or any listing or trading agreement concerning its publicly-traded securities (in which case the Sellers Representative and the Company will use their best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties hereto and their respective successors and permitted assigns.

(d)  Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)  Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may sell, assign or otherwise transfer or have a third party secure a present or future direct or indirect interest in either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of all of the Purchaser, the Company and the Selling Parties.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument effective as of the date first above-written.

(g) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Selling Parties
If to the Company
If to ABL	With a Copy to:

Donald M. Petroski, Sellers Representative	Richard H. Weisinger, Esq.
115 West Passaic Street	2050 Center Avenue, Suite 200
Rochelle Park, NJ 07662	Fort Lee, New Jersey 07024
Telephone No. (201) 843-6100 ext.300	Telephone No. (201) 944-0433
Telecopier No. (201) 587-8385	Telecopier No. (201) 363-0407

If to the Purchaser:	With a Copy to:

Lextra Management Corp.	Lee Atkinson, Esq.
c/o R. Thomas Kidd, Chief Executive Officer	Forizs & Dogali, P.L.
801 International Parkway, 5th Floor	4301 Anchor Plaza Parkway, Suite 300
Lake Mary, Florida 32746	Tampa, Florida 33634
Telephone No. (407) 562-1277	Telephone No. (813) 289-0700
Telecopier No.	Telecopier No. (813) 289-9435

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties written or electronic notice in the manner herein above set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser, the Company, the Selling Parties (or the Sellers Representative, acting on their behalf.) No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless written, and shall not constitute a waiver of any prior or subsequent default, misrepresentation, or breach of the same or any other warranty or covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Selling Parties agree that the Company has not borne or will not bear any of the Selling Parties’ costs and expenses (including any of the Selling Parties legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state court sitting in Bergen County, New Jersey or Federal court sitting in Newark, New Jersey in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 17 (h) above.

IN WITNESS WHEREOF, each of the undersigned have duly executed this Agreement the date first above written.

AIR BROOK AIRPORT EXPRESS, INC.	LEXTRA MANAGEMENT GROUP, INC.

By:	By:
Name: Donald M. Petroski	Name: R. Thomas Kidd
Title: President	Title: Chief Executive Officer

AIR BROOK LIMOUSINE, INC.

By:
Donald M. Petroski, President

Donald M. Petroski, individually

Jeffrey M. Petroski, individually

Barbara Petroski, individually

SCHEDULE A

Selling Parties	Address	Number of Company Shares Owned
Donald M. Petroski	115 West Passaic Street	1,010,000 Shares
Rochelle Park, NJ 07662

Air Brook Limousine, Inc.	115 West Passaic Street	127,422 Shares
Rochelle Park, NJ 07662

Jeffrey M. Petroski	115 West Passaic Street	27,850 Shares
Rochelle Park, NJ 07662

Barbara Petroski	115 West Passaic Street	125 Shares
Rochelle Park, NJ 07662

	Total:	1,165,397 Shares

EXHIBIT A

Escrow Agreement

(See Attached)